Exhibit 99.1

METCARE COMPLETES SALE OF PHARMACY DIVISION

West Palm Beach, FL, November 17, 2003 - Metropolitan Health Networks, Inc. (METCARE (SM) (OTC BB: MDPA) today reported that it has sold the assets of its Metcare Rx pharmacy business to an affiliate of Healthcare Financial Corporation, LLC, a New Jersey based healthcare services company.   The total purchase price was approximately $4.2 million, including the assumption of certain liabilities.   In the agreement Metropolitan received total cash consideration of $3.1 million.  Approximately $1. 5 million of this amount was used to satisfy certain obligations at closing, including a $6 83,000 reduction in the Company’s payroll tax liability.

Commenting on the transaction, Mike Earley, President and CEO, stated, “We are pleased to announce the completion of this transaction.  The sale of Metcare Rx will allow us to focus all of our energy and resources on our core PSN (managed care) business and provide additional capital to meet near-term obligations. We will remain a customer of the pharmacy through our managed care business, and look forward to a beneficial relationship with its new owners.”

Elliott H. Vernon, Esq. an d Manmohan A. Patel, M.D., managers of the purchaser, MetCare Rx Pharmaceutical Services Group, LLC ("Metcare Rx") , stated, "This is an exciting opportunity for us to enhance our contribution to the care of patients through the vital products and services provided by Metcare Rx's specialty pharmacies.  We look forward to a long and gratifying relationship with the Company's management, employees, clients, vendors and partners."

About Metropolitan Health Networks, Inc.

METCARE is a growing healthcare organization in Florida.  The Company currently manages healthcare services for patients in South and Central Florida and is part of a network of physicians serving more than a million people from Miami to Daytona Beach on Florida’s East Coast.

To learn more about Metropolitan Health Networks, Inc., please visit its website at www.metcare.com

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks in part detailed in the company’s Securities and Exchange Commission 10-K, 10-Q, S-8 and 8-K filings, that may cause actual results to materially differ from projections.  Although Metropolitan Health Networks, Inc. believes its expectations are reasonable assumptions within the bounds of its knowledge of its businesses and operations; there can be no assurance that actual results will not differ materially from their expectations.  Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the company’s ability to continue as a going concern; volatility of the company’s stock and price; the ability to raise funds for working capital and acquisitions; access to borrowed or equity capital on favorable terms.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this report will, in fact, occur.

Contact:

Metropolitan Health Networks, Inc.

Michael M. Earley, President and CEO

David S. Gartner, CFO

(561) 805-8500

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